Light & Wonder, Inc.
Reports First Quarter 2026 Results
Delivered Growth, Margin Expansion(1), and Quality of Earnings with Net Income of $52 Million and Consolidated AEBITDA(2) of $327 Million
Gaming Operations North American Premium Units Base Grew for 23rd Consecutive Quarter, Adding over 2,550 Premium Units(3) Year-over-Year, and 660 Grover Units Added Sequentially
Generated Cash Flows from Operating Activities of $139 Million and Adjusted Free Cash Flow(2) of $207 Million
LAS VEGAS — May 6, 2026 — Light & Wonder, Inc. (ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the first quarter ended March 31, 2026.
Light & Wonder delivered a solid start to 2026 underpinned by its highly diversified business model, continued disciplined execution across all three businesses and strong cash flow generation, while demonstrating resilience against a backdrop of macroeconomic and geopolitical uncertainty, including tariff-related pressures. Consolidated revenue grew 2% year-over-year to $790 million, against a strong prior year period. We continue to execute against our commitment to deliver enhanced quality of earnings through recurring revenue(4), with Gaming operations and iGaming as the primary growth drivers during the quarter, each delivering double-digit year-over-year revenue increases. This was further underpinned by continued operational momentum and content strength. Net income was $52 million or $0.66 per share(5), down 37% and 30% year-over-year, respectively, reflecting approximately $50 million in legal reserve contingencies associated with certain legacy legal matters, which impacted year-over-year net income and net income per share(5) growth by approximately 61% and 67%, respectively. Net cash provided by operating activities was $139 million, a 25% decrease compared to the same period in 2025, primarily reflecting the payment of legal matter settlements in the quarter.
The first quarter demonstrated broad-based strength, with all three businesses delivering another quarter of segment AEBITDA growth and AEBITDA margin (“margins” or “margin”) expansion. Consolidated AEBITDA(2) grew 5% to $327 million, and Adjusted NPATA(2) was $115 million, resulting in 7% growth on a per share basis(2)(5) to $1.45 as compared to the prior year period. Adjusted Free cash flow(2) was $207 million, an 86% increase year-over-year, reflecting strong underlying cash generation across the business.
Gaming revenue increased 3% year-over-year to $512 million, driven by Gaming operations revenue, which increased 38% to $239 million and Table Products, which increased 24% to $63 million. Gaming machine sales revenue decreased 25%, primarily reflecting the timing of international and North America Video Lottery Terminal (“VLT”) shipments in the prior year period, while average selling price per unit remained resilient at around $19,700.
North American Gaming operations premium installed base grew for the 23rd consecutive quarter adding 650 units sequentially (over 2,550 on a year-over-year basis), and Grover charitable gaming (“Grover”) expanded its footprint by 660 units on a sequential basis, boosted by entry into the recently legalized Indiana market. In North America, we also shipped over 5,000 North American units this quarter.

(1) Represents business segment AEBITDA margin. Business segment AEBITDA is our primary segment measure of profit or loss under GAAP.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Excludes Grover charitable gaming units.
(4) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(5) Per share amounts are calculated based on weighted average number of diluted shares.

iGaming once again delivered quarterly double-digit growth in revenue of 18% and AEBITDA of 22% on continuing U.S. momentum underpinned by first-party content proliferation and partner network growth. While SciPlay revenues remain challenged amid a mature social casino market, the business continued to grow both its direct-to-consumer (“DTC”) revenue and active users on a sequential basis.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “The first quarter of 2026 marks the beginning of the next phase of the Company’s growth trajectory: one defined by our content-centric operating model, deepening customer relationships, disciplined execution, expanding margins and enhanced capital structure. We are seeing the benefits of our continued investment in studios and content, as our franchises drive strong game performance across the portfolio. Gaming momentum remained robust, with our North American premium installed base growing for the 23rd consecutive quarter, and Grover continued its expansion into the recently legalized Indiana market. iGaming delivered another double-digit growth quarter in both revenue and AEBITDA, while SciPlay continued to expand its DTC revenue. Looking ahead, we remain focused on investing in product innovation and talent to further strengthen our recurring revenue model(1) and enhance our global competitive position as we progress toward our 2028 financial targets(2).”
Oliver Chow, Chief Financial Officer of Light & Wonder, said, “Our first quarter results reflect continued margin expansion across the businesses and scaling cash flow, driving the improving cash conversion profile of our business, while we make deliberate investments in AI and infrastructure that we believe will compound meaningfully over time to support both growth and efficiency. Our capital allocation priorities remain disciplined and unchanged: investing in high-return growth opportunities, managing our net debt leverage ratio(3) toward the lower end of our targeted range(2) and returning capital to shareholders meaningfully, having now repurchased 25% of total shares outstanding since the program’s inception(4). We maintained our net debt leverage ratio(3) within our targeted range(2) and expect to deleverage throughout 2026, supported by strong underlying business performance. Importantly, we remain committed to reducing our net debt leverage ratio(2) to below 3.0x during the first half of 2027, with the intention to accelerate share repurchases in the second quarter, creating sustainable long-term shareholder value.”
LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE
•Principal face value of debt outstanding(5) was $5.2 billion, translating to a net debt leverage ratio(3) of 3.5x as of March 31, 2026 or combined net debt leverage ratio(3) of 3.4x, remaining within our targeted net debt leverage ratio(2) range of 2.5x to 3.5x. Period end net debt leverage includes $137 million in litigation settlement payments.
•Repriced our Term Loan B in January 2026, reducing the applicable margin and resulting in a decrease in annualized interest costs of approximately $5 million.
•Returned $22 million of capital to shareholders through the repurchase of approximately 0.2 million CHESS Depositary Interests (“CDIs”) during the quarter. Since initiation of the prior share repurchase program in March of 2022, the Company has returned $1.9 billion to shareholders through the repurchase of 24.6 million shares or CDIs. This represents 25% of total outstanding shares prior to the commencement of the programs(4).
With approximately 79% of the authorized share repurchase program now utilized, we have remaining capacity of $314 million. We retain a flexible capital structure, which enables us to deploy balance sheet capacity when appropriate. Subject to the continuation of share repurchases(4), we are committed to deleveraging our balance sheet towards the mid-point of our targeted net debt leverage ratio range(2) over the course of FY 2026 and below 3.0x during the first half of 2027.

(1) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(2) Represent forward-looking non-GAAP financial measures presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Share repurchase activity is subject to necessary board approvals, capital allocation priorities and prevailing market conditions. Since inception refers to the initiation of the prior share repurchase program in March of 2022.
(5) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 10 to the Condensed Consolidated Financial Statements in our Form 10-Q for the quarter ended March 31, 2026.

LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE (Continued)
•FY 2026 Financial outlook update: We expect a similar shape of earnings momentum to FY 2025, weighted towards the second half of the year and reflective of our growing recurring revenue base(1), the timing of investments and the timing of capital expenditures of our customer base. Full-year Consolidated AEBITDA(2) growth is expected to be in the mid- to high-single digits(3), as we continue to execute against our long-term strategy and 2028 financial targets(3). This outlook incorporates the impact of ongoing macroeconomic and geopolitical uncertainty, including tariff-related cost pressures and the pending increase in U.K. iGaming gambling duties.
SUMMARY RESULTS

	Three Months Ended March 31,
($ in millions except per share amounts)	2026	2025
Revenue	$790	$774
Net income	52	82
Net income per share – Diluted	0.66	0.94
Net cash provided by operating activities	139	185
Capital expenditures	74	61

Non-GAAP Financial Measures(2)
Consolidated AEBITDA	$327	$311
Adjusted NPATA	115	117
Adjusted NPATA per share – Diluted (or EPSa)	1.45	1.35
Adjusted Free cash flow	207	111

	As of
Balance Sheet Measures	March 31, 2026	December 31, 2025
Cash and cash equivalents	$147	$167
Total debt	5,140	5,163
Available liquidity(4)	927	927

(1) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(2) Represent non-GAAP financial measures. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Represent forward-looking non-GAAP financial measures presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

(4) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity.

First Quarter 2026 Financial Highlights
•First quarter consolidated revenue increased to $790 million as compared to $774 million, a 2% increase versus the prior year period. Gaming revenue grew 3%, benefiting from increases in Gaming operations and a $43 million contribution from Grover, while Table Products revenue grew 24% to $63 million. Gaming machine sales decreased 25% to $156 million, as the prior year period benefited from the timing of international and North America VLT shipments, while Gaming Systems revenue declined by 14% to $54 million, primarily due to lower hardware sales.
iGaming once again delivered double digit quarterly revenue growth, increasing 18% compared to the prior year period. SciPlay revenues decreased 7%, reflecting continued JACKPOT PARTY® Casino softness, despite resilient player monetization. DTC revenues expanded to 27% of total SciPlay revenue.
•Net income was $52 million as compared to $82 million, a 37% decrease from the prior year period, primarily reflecting approximately $50 million in legal reserve contingencies associated with certain legacy legal matters. Underlying operational performance remained strong, with consolidated revenue growth and AEBITDA margin expansion across all three businesses. These gains were more than offset by the legal reserve contingencies noted above and higher interest expense, reflecting incremental borrowings associated with the Grover acquisition. Net income per share(1) was $0.66, compared to $0.94 in the prior year period, a 30% decrease year-over-year. The legal reserve contingencies charge of $50 million impacted net income and net income per share(1) year-over-year growth by approximately 61% and 67%, respectively.
•Consolidated AEBITDA(2) was $327 million, compared to $311 million in the prior year period, a 5% increase driven by growth across all businesses, inclusive of strong segment AEBITDA margin expansion and contributions from Grover.
•Adjusted NPATA(2) was $115 million, as compared to $117 million in the prior year period, benefiting from revenue growth and expanded margins across all businesses, offset by higher interest expense, depreciation and amortization. Adjusted NPATA per share (EPSa)(1)(2) increased 7% to $1.45, compared to $1.35 in the prior year period.
•Net cash provided by operating activities was $139 million, compared to $185 million in the prior year period, primarily impacted by litigation settlement payments of $137 million(3).
•Adjusted Free cash flow(2) was $207 million, compared to $111 million in the prior year period, an 86% increase reflecting strong underlying earnings generation, the timing of receivable collections and lower income tax payments. Acknowledging some timing of working capital benefits, the strength of Adjusted Free cash flow(2) underscores the Company's scaling cash conversion profile over time.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED MARCH 31, 2026

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(4)(5)
	2026	2025	$	%	2026	2025	$	%	2026	2025	PP Change(5)
Gaming	$512	$495	$17	3%	$271	$254	$17	7%	53%	51%	2
SciPlay	187	202	(15)	(7)%	66	64	2	3%	35%	32%	3
iGaming	91	77	14	18%	33	27	6	22%	36%	35%	1
Corporate and other(6)	—	—	—	—%	(43)	(34)	(9)	(26)%	n/a	n/a	n/a
Total	$790	$774	$16	2%	$327	$311	$16	5%	41%	40%	1

PP — percentage points.
n/a — not applicable.

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Additional terms of the Aristocrat settlement are described in the Company’s press release dated January 11, 2026, available on our website in the Investor Relations section.
(4) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(5) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(6) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

First Quarter 2026 Business Segments Key Highlights
•    Gaming revenue was $512 million, up 3% compared to the prior year period. Gaming operations grew $66 million, or 38%, benefiting from an increase in our North American installed base of 1,805 units(1), up 5% year-over-year to 36,306 units(1). Our North American premium installed base grew for the 23rd consecutive quarter, and now represents 56% of our total North American installed base mix(1), with a unit increase of over 2,550 units on a year-over-year basis or 650 units on a sequential basis. Our diversified portfolio of successful game franchises and the continued proliferation of our COSMIC®, COSMIC UPRIGHT, LIGHTWAVE® and HORIZON® cabinets continued to drive growth and strong performance. The increase in Gaming revenue also benefited from Table Products revenue increasing 24%, while Gaming machine sales revenue decreased by 25%, reflecting the timing of international and North America VLT shipments in the prior year period, and Gaming Systems revenue decreased by 14%, primarily due to lower hardware sales.
Grover contributed $43 million to Gaming operations revenue, driven by a sequential increase of 660 units. At period end, Grover had over 12,200 installed base units.
Gaming AEBITDA was $271 million, up 7% compared to the prior year period due to revenue growth and favorable revenue mix, leading to margin expansion of 200 basis points, inclusive of Grover contributions.
•    SciPlay revenue was $187 million, a 7% decrease compared to the prior year period. This was driven by a decline in average monthly JACKPOT PARTY® Casino payers, partially offset by an increase in average monthly revenue per paying user. Daily Active Users, or DAU, remained relatively flat sequentially, while monetization remains a key focus, as AMRPPU(2) grew 8% year-over-year to $126.30.
AEBITDA increased 3% to $66 million, and AEBITDA margin increased by 300 basis points, primarily driven by our growing DTC platform, a key building block in SciPlay’s margin enhancement initiatives. DTC contributed $50 million, or 27%, of the total SciPlay revenue for the quarter.
•    iGaming revenue increased 18% to $91 million, and AEBITDA increased 22% to $33 million, with AEBITDA margin expanding around 100 basis points to 36%. This marks another consecutive quarter of double-digit growth in both revenue and AEBITDA driven by continued momentum in North America underpinned by first-party content proliferation and the expansion of our partner network. Wagers processed through our iGaming platform reached a quarterly record of $29.9 billion.
•    Capital expenditures were $74 million in the first quarter of 2026, compared to $61 million in the prior year period, primarily due to investments made to support Gaming operations growth, including Grover.

(1) Excludes Grover charitable gaming units.
(2) Average Monthly Revenue Per Paying User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Wednesday, May 6, 2026 at 7:00 p.m. EDT (Thursday, May 7, 2026 at 9:00 a.m. AEST) to review the Company’s first quarter results.
To access the call live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section.
To access the call by telephone, please register for a unique PIN at Light & Wonder earnings call and dial: +1 (844) 543-0451 for U.S., +61 1800 491 687 for Australia or +1 (864) 991-4103 for International. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is a leading cross-platform global games company. Through our three unique, yet highly complementary business segments, we deliver unforgettable experiences by combining the exceptional talents of our 6,500+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, with the Australian Securities Exchange (“ASX”) through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure. We also release material information to the ASX in compliance with the ASX Listing Rules.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Investor Relations	Media Relations
Rohan Gallagher	Andy Fouché
EVP, Global Chief Corporate Affairs Officer ir@lnw.com	VP, Corporate Affairs and Communications media@lnw.com

All ® notices signify marks registered in the United States. © 2026 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact new or increased tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including changes in consumer sentiment and discretionary spending, increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance (or “ESG”) issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, progress under, or the elimination of our share repurchase program;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of ongoing changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•failure of our investments in artificial intelligence and infrastructure to achieve some or all of their intended benefits, including improved efficiency and growth;
•failure to retain key management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•the risk that any potential disruptions from the Grover acquisition will harm relationships with customers, employees and suppliers;
•the possibility that the Company may be unable to achieve expected financial, operational and strategic benefits of the Grover acquisition and may not be able to successfully integrate Grover into the Company’s operations;
•risks relating to delisting our securities from Nasdaq and transitioning to a sole primary listing on the ASX, which could negatively affect the liquidity and trading prices of our common stock or CDIs, impacts our investors’ ability to trade in our securities and our access to the capital markets and could lead to price variations and other impacts on holders of our common stock, CDIs and other securities;
•risks associated with having a sole primary listing on the ASX and remaining an SEC registrant, including significant compliance costs and risks of noncompliance;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;

•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration of, and recent acquisition integrations into, our enterprise resource planning system;
•laws, government regulations and new or increased trade tariffs, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the Internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, including Internet wagering, social gaming, prediction markets and sweepstakes;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion of such opposition and potential restrictions;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of the shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of Internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and globally;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events, including natural disasters, extreme weather and other natural events related to climate change, that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC and lodgements with the ASX, including the Company’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and its latest Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 24, 2026 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws and ASX Listing Rules obligations, we undertake no, and expressly disclaim any, obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us, and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, charitable gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate. Unless otherwise stated, ‘$’ denotes U.S. dollars.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Revenue:
Services	$595	$527
Products	195	247
Total revenue	790	774
Operating expenses:
Cost of services(1)	110	111
Cost of products(1)	84	100
Selling, general and administrative	237	217
Research and development	67	65
Depreciation, amortization and impairments	108	91
Restructuring and other	54	20
Total operating expenses	660	604
Operating income	130	170
Other (expense) income:
Interest expense	(81)	(68)
Loss on debt financing transactions	(2)	(1)
Other income, net	15	4
Total other expense, net	(68)	(65)
Net income before income taxes	62	105
Income tax expense	(10)	(23)
Net income	$52	$82

Basic and diluted net income per share:
Basic	$0.68	$0.97
Diluted	$0.66	$0.94

Weighted average number of shares used in per share calculations:
Basic shares	77.6	85.0
Diluted shares	79.2	86.9

(1) Excludes depreciation, amortization and impairments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31,	December 31,
	2026	2025
Assets:
Cash and cash equivalents	$147	$167
Restricted cash	102	94
Receivables, net of allowance for credit losses of $28 and $29, respectively	614	689
Inventories, net	185	169
Prepaid expenses, deposits and other current assets	157	164
Total current assets	1,205	1,283

Restricted cash	4	5
Receivables, net of allowance for credit losses of $3 and $2, respectively	94	96
Property and equipment, net	347	348
Operating lease right-of-use assets	42	43
Goodwill	3,370	3,371
Intangible assets, net	769	808
Software, net	195	191
Deferred income taxes	279	254
Other assets	60	63
Total assets	$6,365	$6,462

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$58	$53
Accounts payable	147	189
Accrued liabilities	437	535
Income taxes payable	34	26
Total current liabilities	676	803

Deferred income taxes	10	11
Operating lease liabilities	28	29
Other long-term liabilities	258	264
Long-term debt, excluding current portion	5,082	5,110
Total stockholders’ equity	311	245
Total liabilities and stockholders’ equity	$6,365	$6,462

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net income	$52	$82
Adjustments to reconcile net income to net cash provided by operating activities	111	107
Changes in working capital accounts, excluding the effects of acquisitions	(24)	(4)
Net cash provided by operating activities	139	185
Cash flows from investing activities:
Capital expenditures	(74)	(61)
Other	1	(1)
Net cash used in investing activities	(73)	(62)
Cash flows from financing activities:
(Payments) proceeds of long-term debt, net	(25)	35
Payments of debt issuance and deferred financing costs	(2)	(3)
Payments on license obligations	(4)	(5)
Purchase of L&W common stock	(22)	(166)
Net redemptions of common stock under stock-based compensation plans and other	(26)	(32)
Net cash used in financing activities	(79)	(171)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	3
Decrease in cash, cash equivalents and restricted cash	(13)	(45)
Cash, cash equivalents and restricted cash, beginning of period	266	312
Cash, cash equivalents and restricted cash, end of period	$253	$267

Supplemental cash flow information:
Cash paid for interest	$68	$54
Income taxes paid	15	24
Supplemental non-cash transactions:
Non-cash interest expense	$3	$2

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, NORMALIZED EBITDA, NORMALIZED EBITA, ADJUSTED NPATA, AND ADJUSTED NPAT, SUPPLEMENTAL BUSINESS SEGMENT DATA AND RECONCILIATION TO CONSOLIDATED AEBITDA MARGIN
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2026	2025
Reconciliation of Net Income to Consolidated AEBITDA
Net income	$52	$82
Restructuring and other(1)	54	20
Other income, net	(12)	(1)
Loss on debt financing transactions	2	1
Income tax impact on adjustments	(9)	(5)
Adjusted NPAT	87	97
Amortization of acquired intangibles and impairments(2)	36	26
Income tax impact on adjustments	(8)	(6)
Adjusted NPATA	115	117
Interest expense	81	68
Income tax expense and adjustments	27	34
Normalized EBITA(3)	223	219
Depreciation and amortization expense	72	65
Normalized EBITDA	295	284
Stock-based compensation	32	27
Consolidated AEBITDA	$327	$311

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$271	$254
SciPlay	66	64
iGaming	33	27
Total business segments AEBITDA	370	345
Corporate and other(4)	(43)	(34)
Consolidated AEBITDA	$327	$311

Reconciliation to Consolidated AEBITDA Margin
Net income	$52	$82
Consolidated AEBITDA	327	311
Revenue	790	774
Net income margin	7%	11%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	41%	40%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes $2 million and $3 million in impairment charges for the three months ended March 31, 2026 and 2025, respectively.
(3) Represents normalized earnings before interest, taxes and amortization of acquired intangibles and impairments. Refer to non-GAAP financial measure definitions below for further details.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NPATA PER SHARE ON DILUTED BASIS
(Unaudited, in per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Reconciliation of Net Income Per Share to Adjusted NPATA Per Share
Net income per share – Diluted	$0.66	$0.94
Amortization of acquired intangibles and impairments	0.45	0.30
Restructuring and other	0.68	0.23
Other income, net	(0.14)	—
Loss on debt financing transactions	0.02	0.01
Income tax impact on adjustments	(0.22)	(0.13)
Adjusted NPATA per share – Diluted	$1.45	$1.35

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended
	March 31,	March 31,	December 31,
	2026	2025	2025
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations(1)	$239	$173	$237
Gaming machine sales	156	208	234
Gaming systems	54	63	77
Table products	63	51	54
Total revenue	$512	$495	$602
Gaming Operations:
U.S. and Canada:(1)
Installed base at period end	48,600	34,501	48,326
Average daily revenue per unit	$48.01	$46.68	$47.00
International:(2)
Installed base at period end	18,710	19,896	18,898
Average daily revenue per unit	$15.96	$15.07	$15.49
Gaming Machine Sales:
U.S. and Canada new unit shipments	5,024	5,769	7,000
International new unit shipments	2,176	4,001	5,361
Total new unit shipments	7,200	9,770	12,361
Average sales price per new unit	$19,722	$19,996	$17,168
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	4,731	5,398	6,396
Casino opening and expansion units	293	371	604
Total unit shipments	5,024	5,769	7,000
International unit shipments:
Replacement units	2,107	2,998	5,361
Casino opening and expansion units	69	1,003	—
Total unit shipments	2,176	4,001	5,361
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Third-party platforms and other(3)	$137	$175	$147
Direct-to-consumer platforms	50	27	48
Total revenue	$187	$202	$195
In-App Purchases:
Average MAU(4)	5.1	5.5	4.9
Average DAU(5)	1.9	2.1	1.9
ARPDAU(6)	$1.05	$1.06	$1.10
Average MPU(7) (in thousands)	486	572	483
AMRPPU(8)	$126.30	$116.96	$133.24
Payer Conversion Rate(9)	9.6%	10.4%	9.9%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$29.9	$25.2	$29.2
(1) Inclusive of Grover charitable gaming installed base.
(2) Units exclude those related to game content licensing.
(3) Other primarily represents advertising revenue, which was not material for the periods presented.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO CONSOLIDATED AEBITDA
(Unaudited, in millions)

	Twelve Months Ended
	March 31, 2026	December 31, 2025
Net income	$246	$276
Restructuring and other	253	219
Depreciation, amortization and impairments	424	406
Other expense, net	2	13
Interest expense	327	314
Income tax expense	76	89
Stock-based compensation	125	121
Loss on debt financing transactions	6	5
Consolidated AEBITDA	$1,459	$1,443

RECONCILIATION OF GROVER OPERATING INCOME TO GROVER ADJUSTED EBITDA
(Unaudited, in millions)
	For the Period	For the Period
	from April 1, 2025	from January 1, 2025
	to May 15, 2025	to May 15, 2025
Grover Charitable Gaming operating income	$14	$40
Depreciation and amortization	2	6
Grover Adjusted EBITDA(1)	$16	$46

	Twelve Months Ended
	March 31, 2026	December 31, 2025
Combined AEBITDA(2)	$1,475	$1,489

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT, NET DEBT LEVERAGE RATIO AND COMBINED NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratios)
	As of
	March 31, 2026	December 31, 2025
Consolidated AEBITDA	$1,459	$1,443
Combined AEBITDA(2)	1,475	1,489

Total debt	$5,140	$5,163
Add: Unamortized debt discount/premium and deferred financing costs, net	42	44
Principal face value of debt outstanding	5,182	5,207
Less: Cash and cash equivalents	147	167
Net debt	$5,035	$5,040

Net debt leverage ratio	3.5	3.5
Combined net debt leverage ratio(3)	3.4	3.4

(1) Grover Adjusted EBITDA, a non-GAAP measure, is unaudited and based on preliminary estimates and assumptions. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined AEBITDA consists of Consolidated AEBITDA and Grover Adjusted EBITDA. Refer to non-GAAP financial measure definitions below for further details.
(3) Combined net debt leverage ratio represents Net debt divided by Combined AEBITDA. Refer to non-GAAP financial measure definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2026	2025
Net cash provided by operating activities	$139	$185
Less: Capital expenditures	(74)	(61)
Less: Payments on license obligations	(4)	(5)
Less: Change in restricted cash impacting working capital	(6)	(8)
Free cash flow	55	111
Add: Legal settlements and related	137	—
Add: Strategic initiatives and M&A transactions costs(1)	15	—
Adjusted Free cash flow	$207	$111
(1) Professional fees, services and other costs related to strategic initiatives, the Grover acquisition and transition to an ASX sole primary listing.

Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (on a diluted basis) (also referred to as EPSa), Normalized EBITA, Normalized EBITDA, Consolidated AEBITDA, Grover Adjusted EBITDA, Combined AEBITDA, Consolidated AEBITDA margin, Free cash flow, Adjusted Free cash flow, Net debt, Net debt leverage ratio and Combined net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Following our transition to a sole primary listing on the ASX, Management introduced usage of Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (EPSa), Normalized EBITA and Normalized EBITDA, all of which are non-GAAP financial measures and are widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Following the closing of the Grover acquisition, Management introduced usage of certain of these non-GAAP financial measures on a “Combined” basis. Combined non-GAAP financial measures include results for both the Company and Grover on a combined basis, inclusive of periods prior to the closing of the acquisition. The Combined measures do not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or other synergies that have been or may have been achieved if the business combination occurred as of the beginning of the applicable twelve-month period. We cannot assure you that such measures would not be materially different if such information were audited or that our actual results would not differ materially from the Combined measures if the acquisition had been completed as of the beginning of the applicable twelve-month period.
Management uses Net debt, Net debt leverage ratio and Combined net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share, Normalized EBITA and Normalized EBITDA are useful for investors because they provide investors with additional perspective on performance, as the measures eliminate the effects of, as applicable, amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of operations and are better evaluated separately. These measures are widely used to measure performance of gaming and other companies listed on the ASX.
Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of the Company’s operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Adjusted Free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management believes that the Combined measures are useful to investors because they provide additional information regarding the combined business of the Company and Grover across the periods being presented, allowing for more meaningful comparisons of overall liquidity, financial flexibility and leverage.
Management also believes that Free cash flow and Adjusted Free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital, and, in the case of Adjusted Free cash flow, further adjustments for legal settlements and strategic initiatives cash payments.
Adjusted NPAT and Adjusted NPATA
Adjusted NPAT and Adjusted NPATA, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures of the Company’s operations and are reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Adjusted NPAT and Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and lodged with the ASX. Adjusted NPAT and Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPAT is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Income tax impact on adjustments; and (5) Other income, net, including foreign currency gains or losses and earnings from equity investments. Adjusted NPATA is reconciled to Net income and includes the following incremental adjustments to those used to reconcile Adjusted NPAT: (1) Amortization of acquired intangible assets; (2) Non-cash asset and goodwill impairments; and (3) Income tax impact on adjustments.
Adjusted NPATA Per Share – Diluted (EPSa)
Adjusted NPATA per share (EPSa), as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations on diluted basis and is reconciled to diluted net income per share as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Per Share to Adjusted NPATA Per Share on Diluted Basis.” Adjusted NPATA per share should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and lodged with the ASX. Adjusted NPATA per share may differ from similarly titled measures presented by other companies. Adjusted NPATA per share is reconciled to diluted net income per share and includes the same adjustments with respect to Adjusted NPATA as described in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin” in per share amounts. Adjusted NPATA per share target, or Targeted EPSa, denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA per share target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Normalized EBITA and Normalized EBITDA
Normalized EBITA and Normalized EBITDA, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures of the Company’s operations and are reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Normalized EBITA and Normalized EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and lodged with the ASX. Normalized EBITA and Normalized EBITDA may differ from similarly titled measures presented by other companies.
Normalized EBITA is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Other income, net, including foreign currency gains or losses and earnings from equity investments; (5) Amortization of acquired intangible assets; (6) Non-cash asset and goodwill impairments; (7) Interest expense; and (8) Income tax expense and impact on adjustments. Normalized EBITDA is reconciled to Net income and, along with the adjustments used to reconcile Normalized EBITA, includes an adjustment for depreciation and amortization expense.
Consolidated AEBITDA
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and lodged with the ASX. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Loss on debt financing transactions; (4) Change in fair value of investments and Gain on remeasurement of debt and other; (5) Interest expense; (6) Income tax expense and impact on adjustments; (7) Stock-based compensation; and (8) Other income, net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss. Consolidated AEBITDA target denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Consolidated AEBITDA target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Grover Adjusted EBITDA
Grover Adjusted EBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure, is unaudited and based on preliminary estimates and assumptions, and is reconciled to Grover Charitable Gaming’s operating income, the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Grover Operating Income to Grover Adjusted EBITDA.” Grover Adjusted EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and lodged with the ASX. Grover Adjusted EBITDA may differ materially from similarly titled measures presented by other companies, including Consolidated AEBITDA, and is presented solely for the purposes of calculating and reconciling Combined AEBITDA and calculating Combined net debt leverage ratio, including periods prior to the acquisition. Grover Adjusted EBITDA is not calculated consistently with Consolidated AEBITDA, and includes different adjustments based on the unaudited and preliminary financial statements provided by Grover’s management prior to the closing of the acquisition.
Grover Adjusted EBITDA is reconciled to Grover Charitable Gaming’s operating income, and includes the following adjustments, as applicable: (1) depreciation and amortization; (2) other income/expenses primarily related to non-operating gain and losses; and (3) elimination of certain non-recurring distribution costs expected to be eliminated in connection with the consummation of the acquisition and certain other immaterial adjustments.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA and Grover Adjusted EBITDA and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and lodged with the ASX. Combined AEBITDA may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Combined net debt leverage ratio.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin.”
Free Cash Flow and Adjusted Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Adjusted Free cash flow is further adjusted for legal settlements and strategic initiatives cash payments. Free cash flow and Adjusted Free cash flow are non-GAAP financial measures that are presented as supplemental disclosures for illustrative purposes only and are reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow.”
Net Debt, Net Debt Leverage Ratio and Combined Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 14 of the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and in Note 10 of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026.
Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. Combined net debt leverage ratio, as used herein, represents Net debt divided by Combined AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

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